Exhibit 99.1

NEWS RELEASE

SEMTECH REYNOSA PLANT TEMPORARILY IMPACTED DUE TO FIRE

3:00 p.m. PT

August 5, 2008

CAMARILLO, CALIFORNIA, August 5, 2008—SEMTECH CORPORATION (NASDAQ: SMTC), a leading supplier of analog and mixed-signal semiconductors, today announced that a fire occurred last Thursday, July 31st, at its Reynosa, Mexico fabrication facility. The Reynosa facility services the company’s Power Discrete business unit. Fortunately there were no reported injuries from the fire; however, there was partial damage to the facility along with some loss of equipment. Management is implementing its recovery plan and expects to resume all operations within eight to nine weeks.

The fire will have no impact to the company’s second quarter fiscal year 2009 revenues. At this time it is estimated that the fire will have less than a one million dollar impact on third quarter fiscal year 2009 revenues. The company currently estimates a two to three million dollar impact on fourth quarter fiscal year 2009 revenues.

Further updates on the impact to business will be disclosed during the Company’s second quarter earnings call later this month.

Forward-Looking and Cautionary Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Forward-looking statements should be considered in conjunction with the cautionary statements contained in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2008, in the Company’s other filings with the SEC, and in material incorporated therein by reference. Forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

Investor Relations Contact

Todd German, Investor Relations, 805-480-2004